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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                               (AMENDMENT NO. 2)*

                    Under the Securities Exchange Act of 1934

                               PracticeWorks, Inc.
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                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)

                                   739419-10-9
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                                 (CUSIP Number)

                                  July 21, 2003
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:                                                               [ ] Rule 13d-1(b)
                                                                                 [X] Rule 13d-1(c)
                                                                                 [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                              Jacob D. Smith, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5000

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                                  SCHEDULE 13G

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CUSIP No. 739419-10-9                                         Page 2 of 6 Pages
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
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
 1       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Barry M. Kitt
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OR ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER

                                         0
                                  ----------------------------------------------
           NUMBER OF              6      SHARED VOTING POWER
             SHARES
          BENEFICIALLY                   0
            OWNED BY              ----------------------------------------------
              EACH                7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                      0
              WITH                ----------------------------------------------
                                  8      SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

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CUSIP No. 739419-10-9                                         Page 3 of 6 Pages
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Item 1(a)         Name of Issuer:

                  PracticeWorks, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  1765 The Exchange
                  Suite 200
                  Atlanta, Georgia 30339

Item 2(a)         Name of Person Filing:

                  Barry M. Kitt

Item 2(b)         Address of Principal Business Office:

                  The Pinnacle Fund, L.P.
                  Suite 240
                  4965 Preston Park Blvd.
                  Plano, Texas 75093

Item 2(c)         Citizenship:

                  United States

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $0.01 per share

Item 2(e)         CUSIP Number:

                  739419-10-9

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CUSIP No. 739419-10-9                                         Page 4 of 6 Pages
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Item 3            Status of Person Filing:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o);
                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c);
                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8);
                  (e) [ ] An investment adviser in accordance with Section
                          240.13d-1(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F);
                  (g) [ ] A parent holding company or control person in
                          accordance with Section 40.13d-1(b)(1)(ii)(G);
                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                  (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)
                          (J).

Item 4            Ownership:

                  (a) This statement is filed on behalf of Barry M. Kitt. As of July 21, 2003, Mr. Kitt was no longer the beneficial owner of any shares of common stock of PracticeWorks, Inc.

                  (b)     Percent of Class:  0%.

                  (c)     Number of shares as to which each person has:

                          (i)  sole power to vote or to direct the vote:  0

                          (ii) shared power to vote or to direct the vote:  0

                          (iii)sole power to dispose or to direct the
                               disposition of:  0

                          (iv) shared power to dispose or to direct the
                               disposition of:  0

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CUSIP No. 739419-10-9                                         Page 5 of 6 Pages
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Item 5            Ownership of 5% or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                  The Pinnacle Fund, L.P., a Texas limited partnership

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 739419-10-9                                         Page 6 of 6 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 15, 2003

                                               BARRY M. KITT

                                               /s/ Barry M. Kitt
                                               --------------------------------
                                               Barry M. Kitt